Exhibit 99.1

KROGER REPORTS FIRST QUARTER RESULTS
Identical Supermarket Sales Increased 5.2% without Fuel;
Company Confirms Fiscal 2007 Earnings Guidance

     CINCINNATI, Ohio, June 26, 2007 – The Kroger Co. (NYSE: KR) today reported total sales increased 6.7% to $20.7 billion for the first quarter ended May 26, 2007. Identical supermarket sales increased 6.0% with fuel and 5.2% without fuel.

     Net earnings in the first quarter totaled $336.6 million, or $0.47 per diluted share. During the quarter, the Company incurred charges related to labor unrest at one of its distribution centers, which reduced earnings by an estimated $0.02 per diluted share.

     While these expenses reduced earnings in the first quarter, Kroger’s annual earnings guidance of $1.60 – $1.65 per diluted share for fiscal 2007 remains unchanged. This equates to 9 - 12% growth from adjusted fiscal 2006 earnings of $1.47 per diluted share (Table 6).

     Net earnings in the same period last year were $306.4 million, or $0.42 per diluted share. First quarter 2006 results included a non-recurring legal expense of $0.03 per diluted share.

     “Our associates continue to strengthen our connection with shoppers, building customer loyalty and generating strong identical sales growth. This is a key driver of our objective to increase earnings and generate shareholder value,” said David B. Dillon, Kroger chairman and chief executive officer.

     Other highlights of the first quarter included:

  FIFO gross margin declined 85 basis points to 23.70% of sales. Excluding the effect of retail fuel operations and expenses related to the labor unrest during the quarter, FIFO gross margin declined 49 basis points. Kroger continued to invest in lower prices for customers.
  Operating, general and administrative (OG&A) costs as a percentage of sales decreased 76 basis points to 17.41%. Excluding the effect of retail fuel operations and the non-recurring legal expense in 2006, OG&A declined 36 basis points.

  Capital investment totaled $555.8 million, compared to $449.9 million in the prior year.
  Net total debt was $6.5 billion, a reduction of $104.3 million from a year ago (Table 5). Kroger’s net total debt to EBITDA ratio was 1.8, compared to 1.98 a year ago.
  Under its stock repurchase programs, Kroger repurchased 4.7 million shares of stock at an average price of $28.17 for a total investment of $132.1 million.

     Kroger has reduced its net total debt to EBITDA ratio from 2.8 to 1.8 since January 2000, a reduction of 1.0 times EBITDA. Based on this progress, Kroger now plans to use free cash flow to repurchase shares and pay dividends while maintaining a solid investment grade rating. Kroger’s investment grade rating remains important as the Company executes its strategy. The Company believes maintaining a solid investment grade rating provides the best cost of capital and the flexibility to execute its growth strategy in a competitive and consolidating industry.

     Kroger also announced today a new $1 billion stock repurchase program, reflecting the Company’s confidence in its Customer 1st strategic plan and its belief that Kroger shares represent an attractive investment opportunity.

Guidance

     The Company raised the lower end of its expected range for identical supermarket sales growth, excluding fuel sales, to 3.5 – 5% from a previous range of 3 – 5% for fiscal 2007.

     “Looking beyond 2007, we believe our Customer 1st strategy will allow us to grow identical supermarket sales in the 3 to 5% range with a slightly improving operating margin, excluding fuel sales. Our ability to improve our customers’ loyalty, combined with the dividend and stock repurchase program, will create ongoing value for our shareholders,” said Mr. Dillon. “This positions us well to continue to increase our market share, which is a fundamental part of our growth strategy.”

     Excluding fuel, Kroger’s first quarter results mark the fifteenth consecutive quarter Kroger has reported positive identical supermarket sales and the eighth consecutive quarter Kroger has reported identical supermarket sales in excess of 3%.

     “The efforts of our associates in every area of our business enable us to create sustainable identical sales and earnings growth. We thank our entire team for their hard work and look forward to their contributions as we continue to grow our Company,” Mr. Dillon said.

     Headquartered in Cincinnati, Ohio, Kroger is one of the nation’s largest retail grocery chains. In 2006, the Company donated $150 million to help hunger relief efforts across the country, raise awareness of breast cancer, and support local schools and organizations in the communities it serves. At the end of the first quarter of fiscal 2007, the Company operated (either directly or through its subsidiaries) 2,458 supermarkets and multi-department stores in 31 states under two dozen local banners including Kroger and Kroger Marketplace, Ralphs, Fred Meyer, Food 4 Less, King Soopers, Smith’s and Smith’s Marketplace, Fry’s and Fry’s Marketplace, Dillons, QFC and City Market. Kroger also operated (either directly or through subsidiaries, franchise agreements, or operating agreements) 779 convenience stores, 408 fine jewelry stores, 652 supermarket fuel centers and 42 food processing plants. For more information about Kroger, please visit our web site at www.kroger.com.

# # #

This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by the words “plans,” “will,” “guidance,” and “believe.” Increased competition, weather and economic conditions, interest rates, goodwill impairment, the success of programs designed to increase our identical supermarket sales without fuel, and labor disputes, particularly as the Company seeks to manage increases in health care and pension costs, could materially affect our identical supermarket sales growth, earnings per share, and earnings per share growth. These same factors could affect the extent to which our strategic plan is successful and the extent to which we are able to create value for our shareholders by improving our customers’ loyalty, repurchasing stock, and paying cash dividends. Earnings per share and earnings per share growth also will be affected by the number of shares outstanding and our success in reducing the number of shares outstanding. Our plans to use free cash flow to repurchase shares and to pay dividends will depend on our ability to generate free cash flow, which will be affected by all of the factors identified above, and the extent to which those repurchases can be made and dividends be paid while still maintaining a solid investment grade rating. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially. We assume no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will be broadcast live via the Internet at 10 a.m. (ET) on June 26, 2007 at www.kroger.com and www.streetevents.com. An on-demand replay of the webcast will be available from approximately 1 p.m. (ET) today through July 6, 2007.

# # #

Kroger Contacts:
Media:	Meghan Glynn (513) 762-1304
Investors:	Carin Fike (513) 762-4969

Table 1.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	FIRST QUARTER
	2007		2006
SALES	$20,725.6	100.00%	$19,415.2	100.00%
MERCHANDISE COSTS, INCLUDING ADVERTISING,
WAREHOUSING AND TRANSPORTATION (a),
AND LIFO CHARGE (b)	15,833.9	76.40	14,659.1	75.50
OPERATING, GENERAL AND ADMINISTRATIVE (a)	3,608.6	17.41	3,528.3	18.17
RENT	189.1	0.91	195.7	1.01
DEPRECIATION	403.7	1.95	387.4	2.00
OPERATING PROFIT	690.3	3.33	644.7	3.32
INTEREST	146.4	0.71	155.1	0.80
EARNINGS BEFORE TAX EXPENSE	543.9	2.62	489.6	2.52
TAX EXPENSE	207.3	1.00	183.2	0.94
NET EARNINGS	$336.6	1.62%	$306.4	1.58%
NET EARNINGS PER BASIC COMMON SHARE	$0.48		$0.42
SHARES USED IN BASIC CALCULATION	705.9		721.7
NET EARNINGS PER DILUTED COMMON SHARE	$0.47		$0.42
SHARES USED IN DILUTED CALCULATION	715.0		728.8

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation. Certain per share amounts and percentages may not sum due to rounding.

(a)	Merchandise costs and operating, general and adminstrative expenses exclude depreciation expense and rent expense which are included in separate expense lines.

(b)	LIFO charges of $20.3 and $10.2 were recorded in the first quarter of 2007 and 2006, respectively.

Table 2.
THE KROGER CO.
CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	May 26,	May 20,
	2007	2006
ASSETS
Current Assets
Cash	$150.2	$133.4
Cash - Temporary investments	38.3	526.1
Store deposits in-transit	571.4	522.9
Receivables	719.2	696.4
Inventories	4,695.7	4,443.6
Prepaid and other current assets	271.8	333.7
Total current assets	6,446.6	6,656.1

Property, plant and equipment, net	11,906.6	11,401.9
Goodwill, net	2,120.3	2,192.3
Other assets	522.0	484.7
Total Assets	$20,995.5	$20,735.0

LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities
Current portion of long-term debt, at face value, including
capital leases and lease-financing obligations	$1,413.9	$742.6
Accounts payable	3,863.7	3,563.7
Accrued salaries and wages	718.0	634.7
Deferred income taxes	170.4	217.3
Other current liabilities	1,836.0	1,951.1
Total current liabilities	8,002.0	7,109.4

Long-term debt including capital leases and lease-
financing obligations
Long-term debt, at face value, including capital leases
and lease-financing obligations	5,160.1	6,431.4
Adjustment to reflect fair value interest rate hedges	16.7	11.7
Long-term debt including capital leases and
lease-financing obligations	5,176.8	6,443.1

Deferred income taxes	294.9	834.3
Other long-term liabilities	2,269.2	1,743.9
Total Liabilities	15,742.9	16,130.7

Shareowners' equity	5,252.6	4,604.3
Total Liabilities and Shareowners' Equity	$20,995.5	$20,735.0

Total common shares outstanding at end of period	707.5	720.5
Total diluted shares year to date	715.0	728.8

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 3.
THE KROGER CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	YEAR TO DATE
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$336.6	$306.4
Adjustment to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	403.7	387.4
LIFO charge	20.3	10.2
Stock option expense	22.3	21.8
Expense for Company-sponsored pension plans	18.9	49.4
Deferred income taxes	(12.2)	(19.4)
Other	7.9	50.9
Changes in operating assets and liabilities, net
of effects of acquisitions:
Store deposits in-transit	42.6	(34.3)
Receivables	50.4	(16.3)
Inventories	(109.0)	32.0
Prepaid expenses	286.1	224.5
Accounts payable	89.7	67.5
Accrued expenses	(161.9)	(116.9)
Income tax payables and receivables	158.3	167.7
Contribution to Company-sponsored pension plan	(50.1)	(150.0)
Other long-term liabilities	5.4	3.0
Net cash provided by operating activities	1,109.0	983.9

CASH FLOWS FROM INVESTING ACTIVITIES
Payments for property and equipment	(607.6)	(420.0)
Proceeds from sale of assets	13.7	53.0
Other	(6.6)	(2.8)
Net cash used by investing activities	(600.5)	(369.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from lease-financing transactions	3.2	—
Payments for long-term debt	(213.8)	(24.9)
Payments on bank revolver	(241.9)	—
Dividends paid	(46.0)	—
Proceeds from issuance of common stock	150.8	48.9
Treasury stock purchases	(132.1)	(133.5)
Decrease in book overdrafts	(29.5)	(54.4)
Other	—	(0.7)
Net cash used by financing activities	(509.3)	(164.6)

NET INCREASE (DECREASE) IN CASH	(0.8)	449.5

CASH AT BEGINNING OF YEAR	189.3	210.0
CASH AT END OF QUARTER	$188.5	$659.5

Reconciliation of capital expenditures
Payments for property and equipment	$(607.6)	$(420.0)
Changes in construction-in-progress payables	51.8	(29.9)
Total capital expenditures	$(555.8)	$(449.9)

Supplemental disclosure of cash flow information:
Cash paid during the year for interest	$139.4	$178.6
Cash paid during the year for income taxes	$19.5	$24.1

Note: Certain prior-year amounts have been reclassified to conform to current-year presentation.

Table 4. Supplemental Sales Information
(in millions, except percentages)
(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance. Identical and comparable supermarket sales are industry-specific measures and it is important to review them in conjunction with Kroger's financial results reported in accordance with GAAP. Other companies in our industry may calculate identical or comparable sales differently than Kroger does, limiting the comparability of these measures.

IDENTICAL SUPERMARKET SALES (a)

	FIRST QUARTER
	2007	2006
INCLUDING FUEL CENTERS	$18,552.5	$17,498.3
EXCLUDING FUEL CENTERS	$17,063.1	$16,226.9

INCLUDING FUEL CENTERS	6.0%	7.2%
EXCLUDING FUEL CENTERS	5.2%	5.6%

COMPARABLE SUPERMARKET SALES (b)

	FIRST QUARTER
	2007	2006
INCLUDING FUEL CENTERS	$19,123.4	$17,967.2
EXCLUDING FUEL CENTERS	$17,566.6	$16,661.0

INCLUDING FUEL CENTERS	6.4%	7.5%
EXCLUDING FUEL CENTERS	5.4%	5.8%

(a)	Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters and is not scheduled to be closed.

(b)	Kroger defines a supermarket as comparable when it has been open for five full quarters, including expansions and relocations, and is not scheduled to be closed.

Table 5. Reconciliation of Total Debt to Net Total Debt
(in millions)
(unaudited)

Net total debt should not be considered an alternative to any GAAP measure of performance or liquidity. Management believes net total debt is an important measure of liquidity. Net total debt should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of total debt to net total debt and compares the balance in the first quarter of 2007 to the balances in the first quarter of 2006 and the fourth quarter of 1999.

	May 26,	May 20,		January 29,
	2007	2006	Change	2000	Change
Current portion of long-term debt, at face value, including
capital leases and lease-financing obligations	$1,413.9	$742.6	$671.3	$591.5	$822.4
Long-term debt, at face value, including capital leases
and lease-financing obligations	5,160.1	6,431.4	(1,271.3)	8,422.5	(3,262.4)
Adjustment to reflect fair value interest rate hedges	16.7	11.7	5.0	—	16.7
Total debt	$6,590.7	$7,185.7	$(595.0)	$9,014.0	$(2,423.3)

Temporary cash investments	(38.3)	(526.1)	487.8	—	(38.3)
Investments in debt securities	—	—	—	(68.8)	68.8
Prepaid employee benefits	(18.6)	(21.5)	2.9	(200.0)	181.4
Net total debt	$6,533.8	$6,638.1	$(104.3)	$8,745.2	$(2,211.4)

Table 6. Adjusted Earnings Per Diluted Share
(unaudited)

The adjusted earnings per diluted share amount illustrated below should not be considered as a GAAP measure of performance. It is included for purposes of calculating anticipated fiscal year 2007 earnings per diluted share.

Fiscal Year
2006
Reported earnings per diluted share	$1.54
Adjustments to deferred tax accounts	(0.03)
Benefit of 53rd week	(0.07)
Legal reserve charge	0.03
Adjusted earnings per diluted share	$1.47